A.C. Simmonds and Sons Inc., (BLVD Holdings Inc.)

Acquires Vertility Oil & Gas

TORONTO, ONTARIO--(Marketwired - April 14, 2014) – A. C. Simmonds and Sons Inc., (BLVD Holdings Inc. (the "Company") (OTCQB:BLVO) - Today John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons Inc. is pleased to announce the acquisition of Vertility Oil & Gas.

Through acquisitions and joint ventures, Vertility Oil & Gas, headed by Mr. Rabea Allos, President, is focused in the Middle East market and Iraq where oil production is expected to grow from 3 million to 12 million barrels per day by 2017. To meet the demand to upgrade and expand infrastructure, Vertility Oil & Gas is procuring equipment, products and services and engaging in projects in the upstream, midstream and downstream sectors. Projects include oil well services, pipeline, power generation and distribution, water and wastewater, petrochemical, refining, and equipment process technology industries.

“Mr. Allos is a dedicated professional and I am delighted to welcome him to the team “, said John Simmonds. “Rabea has over thirty years of experience as a Civil Engineer in the Middle East, Europe, and Canada.”

 “Vertility Oil & Gas recently acquired, and will be marketing a revolutionary product, OilStic in the Middle East market,” said Mr. Allos. “This addresses environmental issues surrounding thousands of oil ponds in the region through a revolutionary invention that completely separates oil from water. There is great potential for this market and our strong ties with the Middle East banking community assures significant available funding to finance projects.”

Mr. Allos has worked closely with a number of Canadian companies with global presence, to develop business in the Middle East, in particular Iraq. He has a broad network of market contacts with industry players, government agencies and financial institutions. Vertility Oil & Gas has assembled a seasoned team of executives, local contractors, technical staff and affiliates with extensive experience in the Iraqi oil and gas industry, through long established relationships with buyers in the different state owned companies and the major international oil companies.

About A. C. Simmonds and Sons

The Company has initiated the process to change its name from BLVD Holdings Inc., (BLVO) to A.C. Simmonds and Sons Inc., The Company is a publicly traded company which is now focused on acquiring profitable businesses for expansion and development. John G. Simmonds began his career with A.C. Simmonds and Sons (Canada), now in its 96th year. He co-founded the largest Canadian golf course operation and has successfully grown companies and built effective teams. Mr. Simmonds has served as chairman and board director of several public companies.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

This release does not constitute an offer for sale of securities.

Contact Information

A.C. Simmonds and Sons Inc.

(changing its name from BLVD Holdings Inc.)

Don Fenton

416-434-3681